EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent engineering consultants, Joe C. Neal & Associates, hereby consents to the use of the name Joe C. Neal & Associates and references to Joe C. Neal & Associates and to the inclusion of and references to our report, or information contained therein, entitled “Evaluation of Oil and Gas Reserves, Mexco Energy Corporation Annual Report Effective Date: March 31, 2010” prepared for Mexco Energy Corporation in the Annual Report on Form 10-K of Mexco Energy Corporation for the filing dated on or about June 29, 2010 and our report attached as Exhibit 99.1 to Amendment No. 1 to the Annual Report on Form 10-K of Mexco Energy Corporation for the year ended March 31, 2010 filed on Form 10-K/A on or about January 28, 2011.

/s/ Joe C. Neal & Associates
JOE C. NEAL & ASSOCIATES,
PETROLEUM AND ENVIRONMENTAL ENGINEERING CONSULTANTS

Midland, Texas
January 28, 2011